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                                                                    EXHIBIT 99.1

July 18, 2002, Purchase, New York...Atlas Air, Inc. announced that it has accepted delivery of the second of three B747-400F aircraft that will be added to its fleet in 2002. Financing for the aircraft is being provided by GE Capital Aviation Services (GECAS), a GE Capital company.

As announced earlier, Atlas Air had previously taken delivery of the first of the three B747-400s due in 2002. The third B747-400F to be added to Atlas Air's fleet is scheduled for delivery in November, and, like the previous delivery, will be financed by Boeing.

Under the financing agreements described above, the return of certain pre-delivery deposits and the deferral until next year of pre-delivery deposits required for a scheduled 747-400F delivery in late 2003 will add $27.6 million to the Company's liquidity in the second half of this year. As a result, the Company expects that its year-end cash and short-term investment balance will exceed the $275 million balance prevailing on June 30, which was itself up from a balance of $266 million at the end of the first quarter. In addition, the next payment under the GECAS financing will not be due until April 2003.

While its cash balances have exceeded its forecasts, the Company continues to expect a net loss for the second quarter, which it believes will significantly exceed the high-end of current loss estimates largely as a result of certain non-cash charges to be taken in the quarter.

In addition, Atlas Air confirmed that it has entered into a 747-200 ACMI agreement with China Cargo Airlines, the cargo division of China Eastern Airlines, for the three-month period from August through November. China Eastern is China's second-largest airline.

Atlas Air Worldwide Holdings, Inc. ("the Company") is the parent company of Atlas Air, Inc. ("Atlas Air"), and of Polar Air Cargo, Inc. ("Polar"). Atlas Air offers its customers a complete line of freighter services, specializing in ACMI (Aircraft, Crew, Maintenance, and Insurance) contracts, utilizing its fleet of B747 aircraft. Polar's fleet of Boeing 747 freighter aircraft specialize in time-definite, cost-effective, airport-to-airport scheduled airfreight service. Polar and Atlas Air are operated as separate subsidiaries of the Company.

This press release contains statements that are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, the economic environment in general and the economic environment of the airline industry in particular, the demand for air cargo, the price of jet fuel, the adverse impact of the September 11, 2001 terrorist attacks, the ability to reduce costs and to conserve financial resources, the higher costs associated with new airline security directives and any other increased regulation of air carriers, the increased cost of aircraft insurance coverage for future claims caused by acts of war, terrorism, sabotage, hijacking and other similar perils, as well as other risks and uncertainties, including, but limited to, those detailed from time to time in the Company's Securities and Exchange Commission filings, including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and its quarterly reports on Form 10-Q for the quarters ended September 30, 2001 and March 31, 2002.